Exhibt 10.25

SECOND AMENDMENT
TO THE
NEW YORK STOCK EXCHANGE, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, New York Stock Exchange, Inc. (the “Exchange”) maintains the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan, amended and restated effective as of June 1, 1999 and as thereafter amended (the “Plan”);

WHEREAS, pursuant to Section 22 of the Plan, the Exchange reserves the right to amend the Plan upon the terms and conditions therein set forth; and

WHEREAS, the Exchange desires to amend the Plan.

NOW, THEREFORE, the Plan is amended, effective April 1, 2004, as follows:

1.             The word “Chairman” in Section 1.12 and 2(d) of the Plan is replaced with the words “Chairman or the Chief Executive Officer”.

2.             Section 4(b) of the Plan is amended in its entirety to read as follows:

(b)           The Chairman or the Chief Executive Officer of the NYSE may waive any of the requirements enumerated under paragraph (a) above with respect to any Participant who incurs a Termination of NYSE Employment at the initiation of the NYSE, as determined in the sole discretion of the Chairman or Chief Executive Officer, provided, however, that any such waiver with respect to the Chairman or the Chief Executive Officer of the NYSE may only be made by the Human Resources Policy and Compensation Committee of the Board and any waiver made by the Chairman or the Chief Executive Officer of the NYSE must be promptly communicated to the Human Resources Policy and Compensation Committee of the Board.  Any waiver pursuant to this paragraph shall only be effective if made in writing.

IN WITNESS WHEREOF, the Exchange has caused this Amendment to be executed this 2nd day of April, 2004.

NEW YORK STOCK EXCHANGE, INC.

By	/s/ Dale B. Bernstein

ATTEST:

/s/ Darla C. Stuckey